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			FORM N-SAR ATTACHMENT ITEM 77 0
		"10f-3 TRANSACTIONS FOR THE PERIOD JULY 1, 1996 THROUGH JUNE 30, 1997"
								Alliance International Fund

										Shares		Total		% of Issue				Shares

		Date		Shares		% of Fund		Price per		Purchased by		Shares		Purchased				Held
Security		Purchased		Purchased		Assets1		Share		Fund group		Issued		By Group2		Broker(s)		1/31/97
Deutsche Telecom		11/18/96		"28,900 "		0.19%		18.89		"1,132,190"		"500,000 "		0.23%		Deutsche Morgan Grenfell		"39,700 "

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